Exhibit 8.1

July 6, 2016

Costamare Inc.

7 Rue du Gabian

MC 98000 Monaco

Re:	Costamare Inc.

Dear Sirs:

You have requested our opinion regarding the consequences of Marshall Islands taxation to Costamare Inc. (the “Company”) and the holders of common stock of the Company.

In rendering our opinion as to such tax consequences, we have examined such documents as we have deemed necessary, including the Registration Statement and the prospectus (the “Prospectus”) included therein (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”) filed by the Company on Form F-3 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, with respect to the offering by the Company, of up to the aggregate of 30,000,000 shares of common stock of the Company to be issued in connection with the Company’s dividend reinvestment plan. We also have obtained such additional information as we have deemed relevant and necessary, including originals, or copies or otherwise identified to our satisfaction, of all such records of the Company, agreements and other documents, certificates of public officials, officers and representatives of the Company and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Company.

This opinion is limited to the tax laws of the Republic of the Marshall Islands and is as of the effective date of the Registration Statement. Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Costamare Inc.

July 6, 2016

Based on the facts as set forth in the Prospectus and, in particular, on the representations, covenants, assumptions, conditions and qualifications set forth in the Registration Statement, and having regard to legal considerations which we deem relevant, we hereby confirm that the opinion attributed to Cozen O’Connor set forth in the Prospectus under the caption “Marshall Islands Tax Considerations”, is the opinion of Cozen O’Connor and accurately states our views as to the tax matters discussed in such section of the Prospectus. In addition, such opinion fairly presents the information expected to be relevant to holders of the common stock of the Company offered pursuant to the Prospectus and fairly summarizes the matters referred to therein.

Our opinion and the tax discussion as set forth in the Prospectus are based on the current provisions of Marshall Island law, which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our name in the Prospectus under the caption “Marshall Islands Tax Considerations”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

COZEN O’CONNOR